Exhibit 99

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VIA NET.WORKS investor contact:
Matt S. Nydell
 VIA NET.WORKS
Ph: 703-464-0300 Fax: 703-464-0608
e-mail: ir@vianetworks.com

VIA NET.WORKS, Inc. Announces Transfer to Nasdaq SmallCap Market

        RESTON, VA (June 27, 2002)—VIA NET.WORKS, Inc. (NASDAQ and EASE: VNWI) ("VIA") announced today that it has received approval from The Nasdaq Stock Market to transfer its listing from the National Market to the SmallCap Market effective at the opening of the market on June 27, 2002. VIA's common stock will continue to be listed under the trading symbol "VNWI."

        The Nasdaq SmallCap Market listing allows VIA's common stock to continue to be traded and listed on a well-regulated and transparent market that is recognized around the world.

        VIA NET.WORKS, Inc. (NASDAQ and EASE: VNWI) is a single-source provider of managed Internet services for business. Serving businesses in Europe and the Americas, VIA is committed to improve each customer's business productivity and competitiveness. VIA local operations offer a comprehensive portfolio of flexible and reliable managed Internet services encompassing areas such as connectivity, hosting, security, messaging, and professional services. VIA is a facilities-based Internet services company, managing its own backbone network. This unique combination—the agility of a local, customer-focused company and the reliability of an international high-speed network—allows VIA to be highly responsive to specific customer needs and to deliver quality solutions. VIA is headquartered at 12100 Sunset Hills Road, Reston, Virginia, USA, 20190. More information about VIA can be obtained by visiting www.vianetworks.com.